Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.                                                                                           CCG Investor Relations
Ray Chen, VP of Investor Relations                                                                                               Crocker Coulson, President
Tel:         +1-650-281-8375                                                                                                                 Tel: +1-646-213-1915
+86-13925279478                                                                                        E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net                                                                                                    http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Reports Fourth Quarter and Full Year 2008 Results

KAIFENG, CHINA, March 17, 2009 –China Valves Technology, Inc. (OTCBB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the “PRC”), today announced its financial results for its fourth quarter and fiscal year ended December 31, 2008.

Highlights for the Fourth Quarter 2008 and Recent Developments
•	Net revenue was $19.7 million, an increase of 79.1% from the fourth quarter of 2007
•	Gross profit was $7.4 million, an increase of 60.8% from the fourth quarter of 2007
•	Gross margin was 37.3%, compared to 41.5% in the fourth quarter of 2007
•	Net loss was $12.3 million, compared to net income of $2.0 million in year 2007
•
Non-GAAP net income for the fourth quarter of 2008, after excluding $15.0 million in non-cash compensation expenses, was $2.7 million, or $0.05 per fully diluted share, an increase of 37.0% from $2.0 million, or $0.05 per fully diluted share in the fourth quarter of 2007

•	Government support for infrastructure projects and China’s equipment manufacturing sector helped stimulate the valve industry and create new sales opportunities for the Company

Full Year 2008 Highlights

•	Net revenue was $65.9 million, an increase of 78.1% from 2007
•	Gross profit was $25.9 million, an increase of 72.6% from 2007
•	Gross profit margin was 39.2%, compared to 40.5% in 2007
•
Non-GAAP net income, after excluding $15.0 million in non-cash compensation expenses was $10.8 million, or $0.23 per fully diluted share, an increase of 50.7% from $7.1 million, or $0.18 per fully diluted share, in 2007

•	Net loss was $4.2 million, compared to net income of $7.1 million in year 2007

“While our fourth quarter results came in below our expectations, we achieved record financial results in 2008 and exceeded our make good target of $10.5 million in net income, excluding non-cash charges.  We believe China’s valve market will fare better than other industries in the wake of the weakening global economic environment due to government support of large infrastructure construction projects and demand related to rebuilding the earthquake-affected areas in Sichuan province,” commented Mr. Siping Fang, Chairman and CEO of China Valves. “During the quarter, we experienced growth in sales of our valve products used in power stations, in the oil and petrochemical industry as well as water supply and sewage disposal systems. We also developed a series of technologically sophisticated products during the fourth quarter of 2008, which helped us maintain our position in the Chinese industrial valves industry.”

Unaudited Fourth Quarter 2008 Results

China Valves’ net revenue in the fourth quarter of 2008 was $19.7 million, an increase of 79.1% from $11.0 million in the fourth quarter of 2007. Sales volume was 5,392 tons for the fourth quarter of 2008, up 47.9% from 3,646 tons in the fourth quarter of 2007. The increased net revenue was mainly due to continued strong demand for industrial use valve products, more direct sales centers and distribution channels to serve more industries, increased sales of high value-added products and the introduction of new high-end products.

Approximately 29.3% of the Company’s sales in the fourth quarter came from power station gate valves (used to control steam flow) and 40.8% of the Company’s sales were butterfly valves (used to control municipal water and sewage flow), mainly due to the fast development of power station and water supply infrastructure projects.

Revenue from domestic sales and exports were $18.6 million and $1.2 million, or 94.2% and 5.8% of total revenues, for the fourth quarter of 2008, respectively.

Gross profit in the fourth quarter of 2008 was $7.4 million, an increase of 60.8% from $4.6 million in the fourth quarter of 2007. Gross profit margin was 37.3%, compared to 41.5% in the fourth quarter of 2007. Gross profit margin decreased due to higher raw materials costs related to raw materials purchased in previous quarters and changes in the product mix.

Operating expenses in the fourth quarter of 2008 were $18.4 million, up from $2.0 million in the fourth quarter of 2007. Operating expenses increased significantly due to a $15.0 million non-cash compensation expense that relates to the release of approximately 8.4 million “make good” shares which were pledged by Mr. Fang in connection with the Company’s August 2008 private placement agreement.  A total of 25,166,064 shares of the Company’s common stock were placed into escrow in support of the Company’s performance in 2008, 2009 and 2010. Because the Company exceeded the specified net income target of $10.5 million for the 2008 fiscal year (after excluding the non-cash compensation expense), one-third of the pledged make good shares (the “2008 Make Good Shares”) became re-transferable at the direction of Mr. Fang in accordance with the make good arrangement.  The 2008 Make Good Shares are being released to the Company’s largest shareholder, Mr. Bin Li, pursuant to an agreement between Mr. Li and Mr. Fang.   Because Mr. Fang is an officer and a director of the Company, the release of the 2008 Make Good Shares from escrow is accounted for as a separate compensatory agreement and recorded as non-cash compensation and recorded as a general and administrative expense.   Other general and administrative expenses also increased due to mainly to higher professional fees associated with being a U.S. public reporting company. Selling expenses increased due to increased advertising and promotion expenses, sales tax, freight charges and higher sales commissions to sales representatives that increased proportionately with increased sales volume.

Income tax expense was $1.6 million, compared to $0.5 million in the fourth quarter of 2007. Income tax expense increased in the fourth quarter of 2008 as a result of higher taxable income recorded by the Company’s operating subsidiaries.  This increase was offset by a new reduced tax rate of 25.0%, effective January 2008, compared to a tax rate of 33.0% in the fourth quarter of 2007.

Net loss for the fourth quarter 2008 was $12.3 million, compared with $2.0 million in net income for the fourth quarter 2007. Fully diluted loss per share was $0.22 for fourth quarter 2008, compared to fully diluted earnings per share $0.05 for quarter ended December 31, 2007.

After adjusting for the aforementioned $15.0 million in non-cash compensation charges, non-GAAP net income was $2.7 million in the fourth quarter of 2008, as shown in the table below, an increase of 37.0% from net income of $2.0 million in the fourth quarter of 2007. Fully diluted earnings per share were $0.05 for the fourth quarter of 2008, compared to $0.05 in the fourth quarter of 2007. There were 56,885,103 fully diluted weighted average shares outstanding as of in the fourth quarter of December 31, 2008, compared to 40,106,500 in the fourth quarter of 2007.

Full Year 2008 Financial Results

For the full year 2008, net revenue was $65.9 million, up 78.1% from revenues of $37.0 million in 2007. Sales volume was 17,188 tons in 2008, up 51.4% from 11,351 tons in 2007. Gross profit was $25.9 million in 2008, up 72.6% from gross profit of $15.0 million in 2007. Gross margin was 39.2% in 2008, compared to 40.5% for year 2007. Operating loss was $0.6 million, compared with operating income of $8.6 million in 2007.  Net loss was $4.2 million, or $0.09 loss per fully diluted share, compared to $7.1 million, or $0.18 earnings per fully diluted share for 2007. Excluding the aforementioned $15 million non-cash compensation expenses recorded in fourth quarter 2008, non-GAAP net income for fiscal year 2008 was $10.8 million, or $0.23 per fully diluted share.

Non-GAAP Net Income Reconciliation to Account for the Effect of a Non-Cash Expense in the Fourth Quarter of 2008

	4Q2008 (unaudited)	2008
Net Income	(12,308,540)	(4,236,844)
Non-cash Expenses – Shares	14,998,974	14,998,974
Adjusted Net Income	2,690,434	10,762,130

Basic and Diluted Shares	56,885,103	45,974,427
Earnings Per Share	(0.22)	(0.09)
Adjusted Earnings Per Share	0.05	0.23

Financial Condition

As of December 31, 2008, the Company had $16.4 million in cash and cash equivalents, up from $2.8 million as of December 31, 2007. Most of this increase resulted from the Company’s $30.0 million private placement in August 2008.  The Company had no long term debt and working capital was $33.1 million as of December 31, 2008, compared to $9.3 million as of December 31, 2007.  Total shareholders’ equity was $76.6 million as of December 31, 2008, up from $37.2 million as of December 31, 2007.

In the year ended December 31, 2008, the Company used $0.9 million in cash flow from operating activities, primarily due to the increased receivables.  Accounts receivable totaled $26.1 million at year end, up from 16.8 million at December 31, 2007.  Days sales outstanding were 114 days for the year ended December 31, 2008 compared to 128 days for the year ended December 31, 2007.  In an effort to better manage receivables, the Company is tightening its credit policies and increasing collection efforts.

The Company intends to use most of the proceeds from its recent private placement to expand current production capabilities and acquire other companies. The Company is currently looking for acquisition candidates that will complement and enhance its current production and distribution capabilities.

Recent Developments

The Company’s subsidiary, Henan Kaifeng High Pressure Valve Co., Ltd. (“High Pressure Valve”), and Kaifeng High Pressure Valve Castings Limited Liabilities Company (the “Casting Company”), which is a major supplier of the Company, each have manufacturing operations located on the same piece of land located in Kaifeng City, Henan (the “Kaifeng City Facility”).  Until recently, the land use right and the buildings located at the Kaifeng City Facility have been owned by the Casting Company, and High Pressure Valve has been operating at the Kaifeng City Facility pursuant to a lease agreement with the Casting Company.  On August 26, 2008, High Pressure Valve and the Casting Company entered into an agreement for the transfer of the Kaifeng City Facility from the Casting Company to High Pressure Valve. In connection with the agreement, the Company issued and placed in escrow for the benefit of Mr. Bin Fang, the shareholder of the Casting Company,  or his designee, 5,500,000 shares of the Company’s common stock in exchange for Mr. Bin Fang’s agreement to cause the Casting Company to transfer the Kaifeng City Facility. The Kaifeng City Facility was transferred to High Pressure Valve on March 6, 2009 and the Company is in the process of arranging for the 5,500,000 shares to be released to Mr. Bin Fang.   Other than his ownership interest in the 5,500,000 shares, Mr. Bin Fang is not affiliated with the Company.

In February, the Company’s Chairman and CEO, Mr. Siping Fang, was named one of the top 30 famous private entrepreneurs in the selection of “Thirty Famous Non-State Owned Enterprise Entrepreneurs During 30 Years of Reform and Opening up in Henan Province.”

Business Outlook

The domestic market contributed over 90% of the Company’s sales revenue in 2008, and the Company plans to continue to focus on the Chinese market in 2009.  China Valves believes that domestic market demand will continue to grow because the Chinese government has committed to invest approximately $14.5 billion in infrastructure projects starting in the fourth quarter 2008.  In addition, the Company believes it will receive additional orders from areas in Sichuan province that were damaged by the earthquake.  Although the first quarter of the year is usually the slowest in terms of order volume, the Company currently has an order backlog of over $36 million, primarily from existing customers.

In order to meet market demand for its products and increase its ability to produce higher-end valves, the Company is renovating and expanding its production facilities.  In January 2009, the Company completed construction of a new facility at its Kaifeng location that will focus on producing technologically-advanced valve products.  The Company is currently installing high-end equipment at the facility and expects to commence production in second quarter of 2009.

“In 2009, in addition to maintaining our leading position in thermal power station and water supply systems, we will strive to develop new products used in the oil and petrochemical industry, which we believe will contribute to higher profit margin.  We have completed the design of ball valves and flat valves which are used in the construction of long-range pipelines for oil and gas transmission and should experience strong demand for these products. Due to the government policy supporting the nuclear power supply industry, we feel that the nuclear industry is an attractive market and plan to increase research and development, obtain production licenses and establish a sales team specifically focused on the nuclear power industry,” said Mr. Fang.  “We are in active negotiations with several potential targets, including producers of high-end valve products used in power stations as well as mid- to low-end valve producers that would allow us to focus our existing operations on producing higher-end products.”

The Company expects gross margin to improve in first half of 2009, as selling prices have remained stable, while raw materials prices declined significantly in the fourth quarter of 2008.  For the full year 2009, the Company remains focused on meeting the targeted net income of $23 million and fully diluted earnings per share of $0.369 established in the make good escrow agreement related to the August 2008 private placement.

Use of Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information in this release. These measures are non-GAAP net income and non-GAAP fully diluted earnings per share to exclude the impact of $15 million in non-cash compensation expenses related to the August 2008 private placement that were recorded in the fourth quarter of 2008.  The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe.  For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise.  This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company’s stock.  This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables Follow

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008 (Unaudited)	2007 (Unaudited)	2008	2007
SALES	$19,739,609	$11,019,044	$65,947,615	$37,036,282

COST OF GOODS SOLD	12,379,430	6,442,925	40,082,152	22,050,041

GROSS PROFIT	7,360,179	4,576,119	25,865,463	14,986,241

EXPENSES:
Selling expense	1,758,778	1,088,556	4,929,728	2,998,585
General and administrative (including non-cash stock
compensation expense of $14,998,974 in 2008)	16,550,911	854,414	21,334,235	3,245,954
Research and development	44,593	62,242	217,698	104,502
Total Operating Expenses	18,354,282	2,005,212	26,481,661	6,349,041

(LOSS) INCOME FROM OPERATIONS	(10,994,103)	2,570,907	(616,198)	8,637,200

OTHER (INCOME) EXPENSE :
Other income, net	(236,995)	(34,501)	(1,145,208)	(371,633)
Interest and finance expense, net	63,326	147,567	486,946	528,498
Change in fair value of derivative instruments	(65,739)		(100,479)	-
Total Other (Income) Expense, net	(239,408)	113,066	(758,741)	156,865

INCOME BEFORE PROVISION FOR INCOME TAXES	(10,754,695)	2,457,841	142,543	8,480,335

INCOME TAX EXPENSE	1,553,846	494,331	4,379,388	1,337,743

NET (LOSS) INCOME	(12,308,541)	1,963,510	(4,236,845)	7,142,592

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	616,533	1,501,180	2,985,232	1,869,646

COMPREHENSIVE (LOSS) INCOME	$(11,692,008)	$3,464,690	$(1,251,613)	$9,012,238

EARNINGS (LOSS) PER SHARE:
Basic and diluted weighted average number of shares	56,885,103	40,003,550	45,974,427	40,003,550

Basic and diluted earnings (loss) per share	$(0.22)	$0.05	$(0.09)	$0.18

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND DECEMBER 31, 2008

ASSETS
	December 31,	December 31,
	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$16,427,883	$2,773,262
Restricted cash	3,191,237	40,856
Notes receivable	880,200	-
Accounts receivable, net of allowance for doubtful accounts of $1,163,457
and $274,167 as of December 31, 2008 and December 31, 2007, respectively	26,119,447	16,789,383
Other receivables	4,841,691	4,638,477
Inventories	11,244,442	10,539,087
Advances on inventory purchases	1,108,512	458,699
Advances on inventory purchases - related party	1,367,446	-
Prepaid expenses	52,921	519,043
Total current assets	65,233,779	35,758,807

PLANT AND EQUIPMENT, net	16,184,894	7,523,788

OTHER ASSETS:
Accounts receivable - retainage, long term	2,541,418	559,368
Advances on equipment purchases	2,001,733	324,858
Long term receivable	382,552	-
Goodwill - purchased	20,811,767	19,449,851
Intangibles, net of accumulated amortization	823,331	435,633
Other investments, at lower of cost or market	764,515	714,485
Total other assets	27,325,316	21,484,195

Total assets	$108,743,989	$64,766,790

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$6,630,574	$6,452,519
Short term loans	7,839,960	6,479,291
Short term loans - related parties	596,791	671,188
Other payables	4,453,881	4,435,982
Other payable - related party	1,975,462	2,848,032
Notes payable	2,934,000	-
Accrued liabilities	2,382,138	1,734,679
Customer deposits	3,129,708	2,810,352
Taxes payable	1,227,338	1,064,512
Derivative instrument liabilities	924,291	-
Total current liabilities	32,094,143	26,496,555

Long-term liabilities:
Long term debt	-	1,096,800
Total long term liabilities	-	1,096,800

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized;
62,385,103 shares and 40,106,500 shares issued and outstanding
as of December 31, 2008 and December 31, 2007, respectively	62,386	40,107
Additional paid-in-capital	66,904,774	16,365,029
Common stock subscription receivable	(9,834,000)	-
Statutory reserves	2,958,659	1,749,601
Retained earnings	10,399,050	15,844,953
Accumulated other comprehensive income	6,158,977	3,173,745
Total shareholders' equity	76,649,846	37,173,435

Total liabilities and shareholders' equity	$108,743,989	$64,766,790

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) income	$(4,236,845)	$7,142,592
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	933,714	551,252
Amortization of intangible assets	68,506	18,917
Bad debt allowance	819,711	263,308
Gain on disposal of fixed assets	26,559	1,363
Change in fair value of derivatives	(100,479)	-
Debt forgiven as government grant	(264,060)	-
Stock compensation cost	14,998,974	-
Change in operating assets and liabilities:
Restricted cash due to export covenant	(53,193)	(39,238)
Note receivable	(864,900)	-
Accounts receivable-trade	(10,741,517)	(7,023,086)
Other receivables	(256,434)	(664,963)
Inventories	32,045	3,215,500
Advance on inventory purchases	(606,957)	(440,532)
Advance on inventory purchases-related party	(1,343,676)	-
Prepaid expenses	493,732	70,541
Account payable-trade	(269,003)	(2,886,075)
Other payables	(287,629)	2,032,192
Accrued liabilities	516,849	1,137,096
Customer deposits	120,439	589,965
Taxes payables	86,752	602,527
Net cash (used in) provided by operating activities	(927,412)	4,571,359

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(419,492)	(381,419)
Advance on equipment purchases	(1,654,128)	(311,992)
Purchases of plant and equipment	(3,194,387)	(628,934)
Construction in progress	(5,879,870)	(768,387)
Proceeds from sale of equipment	65,575	-
Net cash used in investing activities	(11,082,302)	(2,090,732)

CASH FLOWS FINANCING ACTIVITIES:
Restricted cash due to covenant	(105,616)	-
Restricted cash due to notes payable	(2,934,000)	-
Proceeds from/ (repayments of) other payable-related party	(976,466)	880,977
Proceeds from/ (repayments of) notes payable	2,883,000	(4,486,925)
Proceeds from short term debt	5,753,375	4,397,140
Proceeds from short term loans-related parties	457,436	139,939
Repayments of short term debt	(5,751,304)	(8,724,565)
Repayments from short term loans-related parties	(576,721)	-
Proceeds from long term debt	-	1,053,360
Shareholder contributions	-	1,249,999
Proceeds from private placement financing	26,688,246	-
Net cash provided by (used in) financing activities	25,437,950	(5,490,075)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	226,385	191,499

INCREASE (DECREASE) IN CASH	13,654,621	(2,817,949)

CASH and CASH EQUIVALENTS, beginning	2,773,262	5,591,211

CASH and CASH EQUIVALENTS, ending	$16,427,883	2,773,262

SUPPLEMENTAL DISCLOUSRES OF CASH FLOW INFORMATION:
Cash paid for interest	$571,139	$665,213
Cash paid for income taxes	$4,001,458	$1,005,265